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E.PIPHANY, INC.

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Commission File No.: 000-27183

Frequently Asked Questions

Re:	SSA Global’s Acquisition of Epiphany

GENERAL

Q: What were the primary business drivers for this combination?

A: Becoming part of SSA Global will ensure that Epiphany solutions continue to lead the market, that our customers will continue to drive success from their Epiphany deployments and that Epiphany stockholders get the best value.

Over the last eight years Epiphany has focused on providing CRM software solutions that increase profitability at the largest consumer-oriented companies by making every customer interaction intelligent. During those eight years, Epiphany has had critical successes in key industries such as retail banking, telecommunication and insurance. In the face of consolidation, however, the Epiphany management teams feels it is imperative to align with a single-source, total solution provider such as SSA Global. Epiphany management reviewed a number of options and feels that this transaction represents the best value for our stockholders and the best alignment for our customers.

Epiphany and SSA Global share the same core values – high customer satisfaction and commitment to quality products, implementation and support. Our products are based on a common J2EE/SOA architecture. SSA Global has more than 20 percent of Epiphany’s current maintenance customers within the SSA Global customer base, which provides a concrete revenue foundation and a solid springboard for sales activities. In terms of driving incremental business, Epiphany and its customers will benefit from SSA Global’s expansive distribution network that reaches more than 90 countries worldwide.

For eight years, Epiphany has done a great job driving measurable results for our customers and pushing CRM from focusing on operational efficiency to driving revenue and increasing customer loyalty — but looks to SSA Global’s strength in the marketplace to dramatically increase our effectiveness.

Q: Who are SSA Global’s major customers? What are the primary industries on which they focus? Is there overlap with the industries on which Epiphany is focused?

A: One of the most powerful components of this combination is the complementary nature of our target markets.

SSA Global has a very strong presence in the high-tech/electronics, manufacturing, food and beverage, consumer packaged goods, automotive, hospitality, travel & leisure, and retail/wholesale industries. Epiphany has a strong presence in retail banking, insurance and telecommunication. Our combined vertical focus will not only increase market penetration, but benefit our existing customer deployments.

We do have a number of large enterprise customers in common, including HBOS, KLM, KPN, QVC, Sony, Deutsche Post/DHL and Unilever. Other large SSA customers include ABB, Boeing, Goodyear, Heinz, Del Monte, Tyco, GlaxoSmithKline and Komatsu.

Q: How large is SSA Global?

A: SSA Global will provide Epiphany solutions with substantial financial horsepower and global distribution strength. SSA Global’s annual revenue is approximately $700 Million (for the prior 12 months ending on April 30, 2005) and has been profitable for the last 13 consecutive quarters. They have a global team of approximately 4,000 employees, with operations in 60 countries and an installed base of 13,000 customers. SSA Global has the financial strength, momentum, customer based, products and leadership to give Epiphany solutions a much needed boost in the marketplace.

Q: What are the terms of the deal?

A: SSA Global will pay $4.20 per share to the stockholders of Epiphany. This results in a cash offer of approximately $329 Million before transaction and restructuring costs. Epiphany’s balance sheet had $239 Million in cash and investments [as of 6/30/05], which means that the cash due from SSA Global at closing will be approximately $90M. SSA Global will finance the transaction through both working capital and debt.

Q: When will the merger close?

A: The transaction should close between the end of September and the end of October and is subject to SEC and other regulatory approval, as well as Epiphany stockholder approval.

Q: Will Epiphany be a subsidiary of, or be fully integrated into, SSA Global?

A: At this point those details haven’t been finalized. We expect that SSA Global will establish a dedicated CRM go-to-market team that will include Sales, Service and Support for Epiphany products – and will preserve the CRM domain expertise within the combined companies. Having this go-to-market team in place will be one of the ways that the company will ensure that the value of the acquisition will be fully realized.

Q: How does this transaction work? By signing a definitive agreement, is Epiphany now part of SSA Global? How do we operate in the interim? Are there limitations on what we can do?

A: Until the transaction is complete, Epiphany and SSA Global are two separate companies. The employees of Epiphany have a continued obligation to manage the assets of Epiphany – which includes people, customers and pipeline. We should focus on building the sales pipeline, closing business, interacting with customers, and working with partners.

Certain members of management have begun integration planning and we will share more details as they become available.

At the close of the transaction, Epiphany will formally become a part of SSA Global and the Epiphany brand will cease to exist. As an employee of Epiphany you should treat the two companies as separate until the time of the close.

Q: How would you describe the culture of SSA Global?

A: The SSA Global culture is not unlike the Epiphany culture in that they are focused on working hard, winning, teamwork and having fun in the process.

Another critical component which helped drive the decision to combine with SSA Global, is the strong cultural and value alignment between the two companies. SSA Global has achieved its success by inspiring, developing and rewarding its employees in an environment of honesty, healthy competition, respect, accountability and teamwork. They are also passionate about servicing their customers and delivering value to those customers. This is exactly the culture we have developed and nurtured at Epiphany.

Q: How serious is SSA Global about hosting? Is that a part of their strategy long term?

A: This is a long-term strategic question. The architecture of Epiphany can support a hosting model today. We have a number of customers who have parts of their applications being hosted all over the world. We have a channel of marketing service providers that use Epiphany products in a hosted model. So there is nothing from a technology perspective that would prohibit this as a strategic option.

EMPLOYEE

Q: Are significant headcount changes planned as part of the integration of the two organizations?

A: SSA Global recognizes that one of the main assets of Epiphany is its people. But we are still early in the process regarding the plans for integrating the two companies. We will integrate the organizations as efficiently as possible and will communicate our plans as soon as they are finalized. When possible, we will provide updated information to employees regarding this process. As with any acquisition, there may be some areas of overlap in G&A and other infrastructure functions. We expect the process of integration and the identification of employees who will become a part of SSA Global to be concluded at the close of the transaction.

Q: SSA Global has a number of off-shore development centers, including India, Amsterdam and locations in the US. Will SSA Global be moving any Epiphany engineering and supporting functions off-shore? If so, in what timeframe will these changes take place?

A: The SSA Global and Epiphany teams are in the very early stages of integration planning and don’t yet have decisions to communicate regarding the process or timing of any off-shoring initiatives. SSA Global is committed to having development resources located across the globe and will make these decisions as the business dictates.

Q: Will employees who are terminated as result of the two companies be given severance? If so, what will the severance package include?

A: Epiphany employees terminated as a result of the merger will receive severance pay. However decisions regarding what the severance package will be have not been made and will be part of the integration planning process.

Q: Will the merger affect the Epiphany US Benefits Open Enrollment that is currently in process?

A: The acquisition will have no impact on the US Benefits Open Enrollment process currently underway. Employees should submit any Open Enrollment changes to Cindy Franges by August 19, 2005. Any changes that employees make to their benefits will take effect on September 1, 2005.

Q: How will our US, Canadian and EMEA benefits programs be affected by the transaction? When will Epiphany employees have an opportunity to review the SSA Global benefits package?

A: Epiphany employee benefits will remain in effect through the close of the transaction. As we get closer to the deal closing, there will be more specific information made available explaining the transition to SSA Global benefits and the timing of that transition. All benefits transition issues will addressed in the integration planning process.

Q: How will the acquisition impact our plans for hiring and recruiting employees? Can Epiphany managers continue to hire?

A: Work with your individual managers to review your hiring plans. Each functional area of the business will have different requirements.

Q: What will happen to the Epiphany bonus and commission plans? Will the bonus and commission plans we’re on now continue through Q4 2005? How will the annual (departmental) component of the incentive plan be handled?

A: The current incentive plans that are in place for Epiphany employees will remain in force through Q3 2005. Bonus and commission plans for Q4 2005 will be addressed as part of the integration planning process.

Q: What will happen to the current Epiphany Employee Stock Purchase Plan offering?

A: The current Epiphany Employee Stock Purchase Plan (ESPP) offering will terminate just prior to the closing of the deal. As you are aware, the Epiphany ESPP works on six-

month purchase periods beginning November 1 and May 1. If the acquisition were to close in advance of the scheduled ESPP purchase date of October 31st, a new purchase date prior to the close date will be chosen. Stock will be purchased at that time in accordance with the provisions of the ESPP. In the meantime, our current program allows participating employees to increase or decrease their payroll contributions at any time during the purchase period.

Q: What happens to ESPP contributions if an employee leaves the company prior to the ESPP purchase date?

A: If you terminate your employment prior to the purchase date your contributions will be refunded back to you in your final paycheck. The merger agreement will have no impact on this provision of the ESPP plan.

Q: How will the acquisition impact Epiphany employees who are in the process of obtaining green cards?

A: Epiphany’s Human Resources department is organizing a quarterly immigration meeting to address this and other permanent residency related questions.

Q: Should Epiphany employees try to contact their counterparts at SSA to begin the integration process? Is there an organization chart available to start to understand their organization?

A: Designated SSA functional heads will be initiating contact with Epiphany’s senior management and executives in the coming week to begin the integration process. Additional information and guidance will be provided once that occurs. Please direct any questions that you have to your manager.

Q: To date, many of the SSA Global statements have focused on the Epiphany Sales and Service products as key reasons for the acquisition. Is SSA Global committed to investing and developing the Epiphany Campaign Management and Interaction Advisor products?

A: SSA Global sees a number ways in which Epiphany will drive ongoing value for the combined companies. Three primary points to note about the acquisition of the full suite of Epiphany CRM Products:

•	The acquisition of Epiphany will allow SSA Global to sell a full CRM suite into the SSA installed base.

•	SSA Global can leverage the service-oriented architecture of Epiphany’s Customer Relationship Backbone (CRB) to enhance the SSA Technology Architecture.

•

SSA Global will be able to grow Epiphany’s leadership in marketing and analytics and leverage that strength as a foundation to penetrate new markets. SSA Global has long recognized the value of analytics, as demonstrated by their long standing relationship with Cognos. They recognize that analytics has value outside of CRM and see that as an opportunity for growth in the business.

Q: Can Epiphany employees see a demo of the SSA Global CRM product, review their collateral and positioning documents, or get access to their products?

A: The combined SSA Global and Epiphany management team will, at the close of the transaction, be providing Epiphany employees with the information and tools that they will need in order to speak intelligently about the companies combined offerings. A number of the engineering team and product managers will be working with their counterparts at SSA Global to explore the areas of the suite where products will be integrated. It is expected that SSA Global will establish a dedicated CRM go-to-market team that will focus on selling and marketing the SSA Global CRM suite. That go-to-market team will function as the CRM domain experts and will be brought in as needed by the SSA Global sales team. Training will be offered as the combined products are brought to market.

Q: SSA Global has recently purchased several other companies, some of which have overlapping products. What impact will that have on the overall roadmap for the Epiphany CRM products?

A: Part of the integration planning process will involve discussions about the product roadmap and areas where we will want the products from SSA Global and Epiphany to be integrated. SSA Global has stated clearly that they expect the Epiphany CRM suite to be a strategic part of their offering.

Q: How can Epiphany employees learn more about the merger and how can they get their questions answered?

A: The Epiphany management team will be communicating information as it is made generally available. In the meantime, you can send your questions to the HR department. Answers regarding job opportunities, compensation, benefits and other employee concerns should be answered by the close of the transaction.

Q: Will SSA Global maintain the Epiphany facility at Concar drive, and other facilities that we have through the United States and Europe? Or will employees be required to relocate?

A: There are no current plans to close existing Epiphany sites. SSA Global does not have a local presence in the Bay Area, so the Concar facility in San Mateo, California, will most likely be one of the facilities in which employees will work. Until notified otherwise, Epiphany employees will continue to report to work in their current locations. Part of the integration planning process will be to identify locations where facilities can be consolidated.

Q: Is the $4.20 price final? Or are there things that could increase the offer price?

A: The $4.20 purchase price for the Epiphany shares is a final price. The only event that which would change the price would be if another higher offer from another company were tendered in accordance with the rules set out in the merger agreement.

Q: Are there conditions whereby the acquisition of Epiphany by SSA Global would not be completed?

A: There are conditions that would halt this transaction including: 1) a superior offer from an outside party, 2) a stockholder vote to oppose the merger or 3) some regulatory body like the SEC or the Justice department putting a hold on the transaction.

Q: What happens to my current Epiphany Stock Options?

A: At the close of the merger transaction, all of your options with an exercise price below $4.20 per share will be cashed out and you will be given the difference between $4.20 per share and your exercise price times the number of options you hold with an exercise price below $4.20 per share. Options with an exercise price greater than $4.20 will be cancelled.

CUSTOMER

Q: How will Epiphany customers benefit from this merger?

A: Epiphany’s customers will benefit from SSA Global’s extensive distribution capabilities and will be able to access local support and other services even more easily. In addition, Epiphany will be more efficient in delivering products because it will optimize it product strategy with the rest of SSA Global’s to exploit opportunities for re-use and other efficiencies. Those Epiphany customers already using SSA Global solutions should be able to gain benefits from a tighter integration of the CRM and ERP products.

Q: Will SSA Global continue to provide support for the full suite of Epiphany products?

A: At this point, SSA Global plans to continue to support the Epiphany products, as they have done with past acquisitions.

The acquisition of Epiphany’s industry leading suite of CRM solutions by SSA Global was a strategic decision. SSA Global sees opportunity in the growth of the broader CRM market and the opportunity within their own customer base, and knew that they needed additional product capability to execute on that leadership vision.

SSA Global is very well regarded within their customer community and has an industry leading maintenance renewal rate of 92%. It’s a clear sign of an organization committed to providing excellent products and services to their customer base.

Q: Where do I go for product support? How will SSA Global ensure uninterrupted support of my Epiphany products through the transition?

A: Your normal Epiphany support path will continue to be your primary contact during the transition. Operationally, nothing has changed. Over time, the combined organizations will have greater capacity and broader service offerings as SSA Global operates in geographies that extend beyond Epiphany’s capabilities today. As is always Epiphany’s policy, we will keep you notified of any changes and customers can contact us at any time with questions or concerns.

Q: How does this affect a customer’s long-term investment in the Epiphany solutions I have purchased?

A: SSA Global and Epiphany are committed to your continued, uninterrupted success with Epiphany solutions. Additionally, every Epiphany customer now has a much larger, global company to develop, support and maintain the Epiphany solutions and ensure our customer’s success. The two companies have many natural synergies, relationships, cultures and values that will help drive further success for our customers in the marketplace.

Q: Will there be any changes to the product roadmap and timing for Epiphany’s next releases?

A: There will be much more detail about the combined company’s product roadmap after the transaction is complete. At some point after the combination of SSA Global and Epiphany is complete, we will have both a white paper and more complete details on the integration of the products including the release content. For the time being, the development team is continuing to work on the Excalibur plan as articulated to our customers.

Q: Doesn’t SSA Global already have a CRM solution? How will you integrate Epiphany’s products with products from SSA Global?

A: Yes, SSA Global does have products classified as CRM, but there are two major reasons that SSA may adopt Epiphany’s existing CRM products. Firstly, both companies have made strategic decisions and investments in J2EE and Service-Oriented architectures; this creates synergy between the products and makes it substantially easier to integrate the products where needed.

Secondly, SSA Global CRM products have tended to be strongest in areas where Epiphany has not had a strong position – in field service and product configuration. Epiphany’s products tend to be strongest in areas where SSA Global has not had a strong position – driving increased profitability through intelligent customer interactions at every touch point. There will be much more detail about the combined company’s product roadmap after the transaction is complete.

Q: Will the combined company focus solely on the mid-market segment and manufacturing or continue Epiphany’s focus on large enterprise deals in FS, telecom and insurance?

A: SSA Global sells to both mid-market and the large enterprise companies and has penetration across multiple industries. The mid-market segment is one of the fastest growing opportunities and all of the largest enterprise ERP players, including SAP, Oracle, Microsoft and Siebel are investing heavily in their mid-market offerings. SSA Global has excellent presence in the mid-market segment and this will continue. Additionally, Epiphany and SSA Global will continue to sell into large accounts in our key industries, with a focused strategy of augmenting offerings from other enterprise software companies.

In a July 7, 2005 JP Morgan report, SSA Global is mentioned as having “emerged as the leading application provider for the middle-market—which accounts for an estimated 50-60% of the $30 billion ERP market. SSA’s Global Accounts team covers over 100 Global 2000 clients, illustrating its ability to move up market, in our view. The company’s loyal and large installed base, as well as a firming balance sheet, should provide it with the resources to continue gaining leadership as the clear tier-two leader and steadily gain market share in this consolidating market.”

With both companies utilizing the J2EE core architecture, the two companies can give customers large and small an alternative to the “rip and replace” required by the largest ERP vendors.

Q: Is SSA Global positioning to take large enterprise application vendors like SAP, Oracle and Microsoft head-on in a competitive battle?

A: The industry is consolidating and that is one of the reasons why this makes so much sense. The Epiphany CRM Suite rounds out SSA Global’s CRM offering to compete with the best enterprise ERP vendors in the market. With this acquisition, SSA Global will be the number three supplier of ERP solutions, behind SAP and Oracle and number one in the fast growing SMB space.

Q: Can Epiphany customers attend the SSA Global Client Forum?

A: Because both organizations need to run as separate organizations until the close of the transaction we will not be able to accommodate this request as a combined company.

PARTNERS

Q: How will the deal affect existing business partners of both companies?

A: Partners are critical for success of any large enterprise software vendor. SSA Global and Epiphany have great synergy between our alliance programs with the largest global integrators such as IBM. The Epiphany pipeline and revenue stream is important to the business and neither company can afford to interrupt that business. SSA Global and Epiphany are committed to working with our partners to grow the business. More details will be made available as SSA Global and Epiphany work through the integration process.

INVESTORS/STOCKHOLDERS

Q: Is this a fair value for stockholders?

A: We believe that the SSA Global’s offer represents the best value for Epiphany stockholders relative to either our standalone strategy or alternative transactions. Our Board determined that this transaction is in the best interest of stockholders and received a fairness opinion from Morgan Stanley that will be filed with our proxy statement.

Q: What was the process behind the transaction?

A: Epiphany’s board of directors ran a thorough process in which alternative standalone strategies and strategic combinations were reviewed. We spoke to a number of interested parties over time. In reviewing our strategic alternatives, the board considered a number of alternatives and in the end, felt that this transaction with SSA Global represented the best value for Epiphany stockholders.

Q: Why are you selling now?

A: We remain extremely confident in our technology and the value that it provides for our customers. As a standalone entity, we would have taken the necessary steps to build value for our stockholders. With that said, it has become increasingly difficult to match the development and go-to-market scale of many of our competitors. As such, our Board has concluded that, on a risk-adjusted basis, this transaction represents a more favorable outcome for our stockholders at this time.